                                    EXHIBIT 2.2

                              ASSET PURCHASE AGREEMENT


       THIS ASSET PURCHASE AGREEMENT ("AGREEMENT"), is entered into this _____ day of March, 1999 ("EFFECTIVE DATE"), by and among Asea Brown Boveri AB, a Swedish corporation ("ABB") and Flow Holdings GmbH (SAGL) Limited Liability Company, a Swiss company ("BUYER"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Main Stock Purchase Agreement, as defined below.

                                       RECITALS

       A. The parties or their Affiliates are simultaneously entering into the Amended and Restated Stock Purchase Agreement by and among Asea Brown Boveri AB, a Swedish company and Gigantissumo 2131 AB under name change to Flow International FPS AB, a Swedish company with respect to the issued and outstanding stock of ABB Pressure Systems AB, a Swedish company with the registration number 556064-1770 ("PRESSURE SYSTEMS") ("MAIN STOCK PURCHASE AGREEMENT") and the Amended and Restated Stock Purchase Agreement by and among ABB Industrial Systems, Inc., an Ohio corporation, Flow International Corporation, a Washington corporation and ABB Autoclave Systems Inc., a Delaware corporation. This Agreement, together with the aforementioned agreements are the "TRANSACTION AGREEMENTS". Pursuant to the Transaction Agreements Buyer will be purchasing a business which develops, manufactures, markets and sells isostatic presses for pressures higher than 15,000 PSI for forming, densification or microbiological reduction ("BUSINESS").

       B. Buyer desires to acquire certain assets of ABB which are used in the Business of Pressure Systems (the "Acquired Assets" as defined in Section 1.1) and to assume certain contractual obligations relating to the Acquired Assets, all on the terms and subject to the conditions hereinafter set forth.

       INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, Buyer and ABB hereby agree as follows:

                                     ARTICLE I

                                PURCHASE OF ASSETS

       1.1 PURCHASE OF ASSETS. Subject to the terms and conditions of this Agreement, at the Closing, as defined below, ABB shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from ABB, the following assets (together, the "ACQUIRED ASSETS"):


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

       All patents and trademarks (excluding any right of whatever kind relating to "ABB", "BBC", "Asea" or "Brown Boveri", including any such name spelled in upper or lower case or any combination thereof, or any names confusingly similar thereto or any combination of such names), and applications for any of the foregoing, set forth on SCHEDULE 1.1(a) ("ABB INTELLECTUAL PROPERTY"); and

       1.2 EXCLUDED LIABILITIES. Buyer shall not assume or be liable for any of the debts, obligations or liabilities of ABB of any nature whatsoever, regardless of whether or not such debts, obligations or liabilities have been disclosed pursuant to this Agreement.

       1.3 PURCHASE PRICE. In consideration for the sale, assignment and transfer of the Acquired Assets and the representations and warranties contained herein, Buyer agrees to pay to ABB the aggregate amount of Fourteen Million US Dollars (US$14,000,000) ("PURCHASE PRICE").

       1.4 CLOSING AND EFFECTIVE DATE. The Closing shall take place on March 31, 1999 (the "CLOSING DATE" or "CLOSING"), at the offices of Asea Brown Boveri AB, Vasteras, Sweden, unless another date or place is agreed to in writing by the parties hereto.

       1.5    CLOSING DATE DELIVERIES.

       (a) On the Closing Date, ABB shall deliver to Buyer the following validly executed instruments:

              (i) Certified copy of resolutions of the Board of Directors of ABB authorizing the execution and performance of this Agreement and the transaction contemplated herein;

              (ii)   The closing certificate required by Section 5.1;

              (iii) Assignments in recordable form with the patent and/or trademark governmental authorities or instrumentalities in the applicable jurisdictions of all ABB Intellectual Property being purchased hereunder, reasonably satisfactory in form and substance to Buyer; and

              (iv) Such other instruments or documents necessary to consummate this Agreement, all satisfactory in form and substance to Buyer.

       (b) On the Closing Date, Buyer shall deliver to ABB the following validly executed instruments:

              (i) Fourteen Million US Dollars ($14,000,000) payable to ABB by wire transfer of immediately available funds;


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

              (ii) Certified copy of resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement and the transaction contemplated herein;

              (iii)  The closing certificate required by Section 5.2; and

              (iv) Such other instruments or documents necessary to consummate this Agreement, all satisfactory in form and substance to Buyer.

       1.7 TAXES. Buyer shall pay all transfer, sales and use taxes arising out of or in connection with the transaction effected pursuant to this Agreement.

       1.8 ALLOCATION. ABB and Buyer agree that the Purchase Price shall be allocated to the Acquired Assets as intangibles and agree to prepare and file all applicable financial reporting and foreign, federal, and local tax returns (including such forms as may be required by applicable regulations) in a manner consistent with the allocation and will not in connection with the filing of such returns make any allocation of the Purchase Price, as defined below, that is contrary to the allocation. ABB and Buyer shall consult with each other with respect to all issues related to such allocation in connection with any tax audit and shall not initiate any positions inconsistent with such allocation in any tax audit. The parties agree to file all applicable foreign and federal income tax and corresponding state and/or local tax forms on a timely basis.

                                     ARTICLE II

                       REPRESENTATIONS AND WARRANTIES OF ABB

       Except as disclosed in this Agreement, or the Schedules, or in the disclosure schedules delivered by ABB to Buyer prior to the execution of this Agreement (the "ABB DISCLOSURE SCHEDULE"), ABB represents and warrants to Buyer as follows:

       2.1 ORGANIZATION, STANDING, AND POWER. ABB is a corporation duly organized, validly existing, and in good standing under the laws of Sweden. ABB has all requisite power and authority to own, lease, and operate its properties and to carry on its businesses as now being conducted, and is duly qualified, validly existing and in good standing (in such jurisdictions in which good standing is applicable) to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition (as hereinafter defined) of ABB. As used in this Agreement, "BUSINESS CONDITION" with respect to any entity shall mean the business, financial condition, results of operations or assets.

       2.2 AUTHORITY. ABB has, or shall have prior to the Closing, all requisite corporate power and authority to enter into this Agreement and, subject to the Company's Required Statutory Approvals, to consummate the transactions contemplated hereby. As used in this Agreement "COMPANY'S REQUIRED STATUTORY APPROVALS" means such filings, authorizations, orders and approvals as may be required under federal or foreign laws, or securities laws. The execution and delivery by ABB of this Agreement and the consummation of the transactions


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

contemplated hereby have been duly authorized by all necessary corporate action on the part of ABB, including the approval of the Board of Directors and sole shareholder of ABB. This Agreement has been duly executed and delivered by ABB and constitutes a valid and binding obligation of ABB enforceable in accordance with its terms, except that such enforceability may be subject to
(i) bankruptcy, insolvency, reorganization, or other similar laws relating to enforcement of creditors' rights generally and (ii) general equitable principles, including the availability of specific performance, injunctive relief and other equitable remedies.

       2.3    TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS.

       (a) Except as set forth in SCHEDULE 2.3, the ABB Intellectual Property consists solely of items and rights which are owned by ABB and ABB owns the entire right, title and interest in and to such ABB Intellectual Property free and clear of any Liens. To ABB's Knowledge, ABB has all rights in the ABB Intellectual Property necessary to carry out ABB's current, former (but not prior to January 1, 1995), and anticipated future (up to the Closing) activities with respect to the Business of Pressure Systems. ABB's Knowledge means that the following employees of ABB, Katarina Vannesjo-Lundblad, Kristina Below and Jessica ABB, Katarina Vannesjo-Lundblad, Kristina Below and Jessica ights which are owned by ABB and ABB owns the entire right, title and interest in and to such ABB Intellectual Property free and clear diligence, and based upon the foregoing, such persons are not aware and have no reasonable basis to believe that there are any inaccuracies in such specific representation and warranty and related ABB Disclosure Schedule with respect to which such knowledge statement is made.

       (b) All right and title in the patents and applications thereto included in the ABB Intellectual Property ("PATENTS") are owned exclusively by ABB. To the Knowledge of ABB, the inventions which are the subject of the Patents were not known or used by ABB or its employees or agents or by third parties in any country before the invention thereof by said employees or agents. To the Knowledge of ABB, the inventions which are the subject of the Patents were not patented or described in a printed publication in any country or placed in public use or on sale in any country more than one year prior to the date of application for patents by ABB. To the Knowledge of ABB there is no prior art more relevant to the inventions which are the subject of the Patents than that considered by the relevant patent office during the prosecution of the patent applications and patents for the inventions which are the subject of the Patents.

       (c) To ABB's Knowledge, the ABB Intellectual Property does not infringe on any proprietary right of any Person. No claims (i) challenging the validity, effectiveness, or ownership by ABB of any of the ABB Intellectual Property, or (ii) to the effect that the ABB Intellectual Property infringes or will infringe on any intellectual property or other proprietary right of any person have been asserted or, to ABB's Knowledge, are threatened by any person nor to ABB's Knowledge are there any valid grounds for any bona fide claim of any such kind. All granted or issued patents and all trademarks held by ABB are valid and enforceable, and all patent applications, provisional patents, and trademark applications with respect to the ABB Intellectual Property are pending and all applicable administrative actions, including the payment of fees and filing of applicable documentation, have been taken, all without challenge of any kind; and no aspect thereof is subject to any outstanding order, ruling, decree, judgment or


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

stipulation by or with any governmental authority or arbitrator. To ABB's Knowledge, there is no material unauthorized use, infringement or misappropriation of any of the ABB Intellectual Property by any third party, employee or former employee.

       (d) ABB has provided to Buyer all written assignments from all parties who have created any portion of, or otherwise have any rights in or to, the ABB Intellectual Property or other rights to ABB.

       2.4 LEGAL PROCEEDINGS. There are no claims, suits, actions, arbitrations, legal, administrative or other proceedings or governmental investigations to which ABB is a party or which are, to the Knowledge of ABB, threatened against ABB or, to the Knowledge of Seller, which affect the Acquired Assets or the Business. ABB, with respect to the Acquired Assets or the Business is not in default with respect to any judgment, order, writ, injunction, decree or award of any governmental agency or of any arbitrator or arbitration panel.

                                    ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF BUYER

       Buyer represents and warrants to ABB as follows:

       3.1 ORGANIZATION; STANDING AND POWER. Buyer is a corporation duly organized, and validly existing under the laws of Switzerland, has all requisite power and authority to own, lease, and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure so to qualify would have a material adverse effect on the Business Condition of Buyer.

       3.2 AUTHORITY. Buyer has, or shall have prior to the Closing, all requisite corporate power and authority to enter into this Agreement and, subject to the Buyer's Required Statutory Approvals, to consummate the transactions contemplated hereby. As used in this Agreement "BUYER'S REQUIRED STATUTORY APPROVALS" means such filings, authorizations, orders and approvals as may be required under federal or foreign laws, or securities laws. The execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer including the approval of the Board of Directors of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms, except that such enforceability may be subject to
(i) bankruptcy, insolvency, reorganization, or other similar laws relating to enforcement of creditors' rights generally and (ii) general equitable principles, including the availability of specific performance, injunctive relief and other equitable remedies.


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

                                      ARTICLE IV

                                  INDEMNIFICATION


       4.1 INDEMNIFICATION BY ABB. Subject to Sections 4.5, 4.6, and 4.7, ABB shall defend, indemnify, and hold Buyer and its Affiliates harmless from and against, and reimburse Buyer with respect to, any and all Losses incurred by Buyer or its Affiliates, employees, officers, directors and agents by reason of or arising out of or in connection with (i) any breach, or any third party claim that if true, would constitute a breach, by ABB of any representation or warranty of ABB contained in this Agreement or in any certificate delivered to Buyer pursuant to the provisions of this Agreement and/or (ii) the failure, partial or total, of ABB to perform any agreement or covenant required by this Agreement to be performed by it.

       4.2 INDEMNIFICATION BY BUYER. Subject to Sections 4.5 and 4.6, Buyer shall defend, indemnify, and hold ABB and its employees, officers, directors, and agents harmless from and against, and reimburse ABB with respect to, any and all Losses incurred by ABB by reason of or arising out of or in connection with:
(i) any breach, or any third party claim that if true, would constitute a breach by Buyer of any representation or warranty of Buyer contained in this Agreement or in any certificate delivered to ABB pursuant to the provisions of this Agreement and/or (ii) the failure, partial or total, of Buyer to perform any agreement or covenant required by this Agreement to be performed by it.

       4.3 NOTICE OF CLAIMS. All claims for indemnification under this Agreement shall be resolved in accordance with the following procedures:

              (a) If an indemnified party becomes aware of a Loss, it shall, as soon as reasonably practical, deliver a Claim Notice to the indemnifying party for such Losses. If an indemnified party receives notice of a third-party claim for which it intends to seek indemnification hereunder, it shall give the indemnifying party prompt written notice of such claim, so that the indemnifying party's defense of such claim under Section 4.4 hereunder may be timely instituted.

              (b) When Losses are actually incurred or paid by an indemnified party or on an indemnified party's behalf or otherwise fixed or determined, the indemnified party shall as soon as reasonably practical, deliver a Payment Certificate to the indemnifying party for such Losses. If a Claim Notice or Payment Certificate refers to any claim, action, suit, or proceeding made or brought by a third party, the Claim Notice or Payment Certificate shall include copies of the claim, any process served, and all legal proceedings with respect thereto.

              (c) If, after receiving a Payment Certificate, the indemnifying party desires to dispute such claim or the amount claimed in the Payment Certificate, it shall deliver to the indemnified party a Counternotice as to such claim or amount. Such Counternotice shall be delivered within thirty (30) days after the date the Payment Certificate to which it relates is received by the indemnifying party. If no such Counternotice is received within the aforementioned 30-day period, the indemnifying party shall have waived any further objection to the Payment Certificate or the Losses described in it, and the indemnified party shall be entitled to prompt payment for such Losses from the indemnifying party.



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

              (d) If, within thirty (30) days after receipt by the indemnified party of the Counternotice to a Payment Certificate, the parties shall not have reached agreement as to the claim or amount in question, the claim for indemnification shall be decided in accordance with the provisions of
Section 6.8.

              (e) In the event the indemnified party is required to take action to comply with any requirements imposed by law, to minimize its damages, to avoid a forfeiture or penalty, or to avoid missing a deadline, the indemnified party shall be indemnified for its Losses to the full amount set forth in this Agreement. The indemnified party shall not be penalized for protecting the indemnifying party's obligations.

       4.4    DEFENSE OF THIRD PARTY CLAIMS.  The indemnifying party under this
Article IV shall have the right to conduct and control, through counsel of its own choosing, any third-party claim, action, or suit or compromise or settlement thereof. The indemnified party may, at its election, participate in the defense of any such claim, action, or suit through counsel of its choosing, but the fees and expenses of such counsel shall be at the expense of the indemnified party. If the indemnifying party does not assume the defense of any such third-party action, claim, or suit, then the indemnified party may defend, through counsel of its own choosing, such action, claim, or suit and may settle such action, claim, or suit and recover from the indemnifying party the amount of such settlement or of any judgment and the costs and expenses of such defense; provided, however, that the indemnifying party shall not be liable to pay any such settlement unless the indemnified party shall have given the indemnifying party written notice of the terms of the proposed settlement and the indemnifying party shall have failed, within twenty (20) days of receipt of such notice, to undertake the defense of such action, claim, or suit. The indemnifying party shall not compromise or settle any third-party action, claim, or suit which includes any term that shall require any act or forbearance by the indemnified party from all liability in respect of such claim, action, or suit without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed. Assumption by an indemnifying party of control of any such defense, compromise, or settlement shall not be deemed a waiver by it of its right to challenge its obligation to indemnify the indemnified party. The parties hereto shall cause that shall cooperate in all reasonable respects with each other in connection with the defense, negotiation, or settlement of any legal proceeding, claim, or demand referred to in this
Section 4.4. Buyer and its Affiliates shall take reasonable actions to mitigate Losses of Buyer with respect to any claim for which Buyer is seeking indemnification. Failure to so mitigate or the assumption of the defense by indemnified party as provided above shall not constitute a waiver of its right to seek indemnification. The indemnifying party and its authorized representatives shall be given reasonable access to the indemnified party's documents and records and to its employees to enable the indemnifying party to examine such documents and records and employees as reasonably necessary in connection with such defense. Subject to the confidentiality provisions contained herein, the indemnifying party may make copies of such books and records as reasonably necessary in connection with such defense. The reasonable costs of the indemnified party in complying with the foregoing shall be paid by the indemnifying party.


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

       4.5 TIME LIMIT. The provisions of this Article IV shall apply only to Losses that are incurred or relate to asserted claims, demands, or liabilities for which a Claim Notice is given within three (3) years of the Closing Date, after which applicable time ABB shall have no liability whateverkind whether for breach of any representation, warranty or covenant or other provision herein, provided, however, that the indemnification obligations for such claims for which a Claim Notice is given within the time period set forth above shall continue until the final resolution of each such claim.

       4.6 LIMITATIONS. Except for any Losses related to or arising from breaches of any representations or warranties regarding accounts receivable or Taxes, the covenants of ABB regarding product liability claims coverage under the Main Stock Purchase Agreement, and any Losses with respect to any Flakt Contract Claims, none of which shall be subject to any Threshold Amount, the indemnified party shall be entitled to indemnification only if the total aggregate Losses under the Transaction Agreements exceed Two Hundred Fifteen Thousand US Dollars (US$215,000) (the "THRESHOLD AMOUNT"). Once the Threshold Amount has been exceeded, the indemnified party shall be entitled to indemnification for all amounts above the Threshold Amount. Except for any Losses related to or arising from breaches of any representations or warranties regarding accounts receivable or Taxes, the covenant of ABB regarding product liability claims coverage contained in the Main Stock Purchase Agreement, and any Losses with respect to any Flakt Contract Claims, none of which shall be subject to any limitation of liability, the total aggregate amount which the indemnified parties under the Transaction Agreements shall be entitled to be indemnified under the Transaction Agreements will not exceed thirty percent (30%) of the total aggregate purchase price pursuant to the Transaction Agreements. Any payment by ABB pursuant to any claim shall constitute a reduction of the Purchase Price. Buyer at its option may direct ABB to make the indemnity payment to Company. The sole remedy of Buyer and ABB for breaches of this Agreement shall be claims made in accordance with and subject to the limitations of this Article IV.

       4.7 OTHER LIMITATIONS. ABB shall not be liable under this Agreement for any Losses: (a) with respect to any warranty, representation, indemnity, covenant, or undertaking in connection with the transaction described herein, except where the same is expressly contained in this Agreement (Buyer hereby confirms that it has not relied and will not rely on any warranty, representation, indemnity, covenant, or undertaking of any person which is not expressly contained in this Agreement); or (b) resulting from a change in accounting or in taxation policy or practice of Buyer including the method of submission of taxation returns introduced following the Closing. Claims under this Agreement by Buyer may only be made by Buyer or its successors or assigns. If any Loss of Buyer is a tax deductible item, the amounts payable to Buyer with respect to the indemnification obligations of ABB hereunder shall be reduced to the extent that ABB can actually benefit from such tax savings within a reasonable period of time. As to non-third party claims and claims which do not involve the noncompetition or nonsolicitation provisions contained in the Main Stock Purchase Agreement, any breach of this Agreement by ABB which is capable of remedy shall not entitle Buyer to compensation unless ABB is given written notice of such breach and such breach is not fully remedied within thirty (30) days of the date of such notice. To the extent Buyer actually receives any proceeds, from insurance or otherwise, for a claim for which ABB has indemnified Buyer, Buyer shall pay to


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

ABB the amount of such proceeds if ABB has paid Buyer in full all Losses attributable to such claim, or Buyer shall reduce the amount of Losses payable by ABB by the amount of such proceeds. Upon ABB's request, Buyer shall subrogate any third party claim for which Buyer is seeking indemnification from ABB to ABB.

                                     ARTICLE V

                                CONDITIONS PRECEDENT

       5.1 CONDITIONS OF OBLIGATIONS OF BUYER. The obligations of Buyer to effect the transaction set forth herein are as set forth in Sections 8.1 (excluding Section 8.1.4) and 8.2, 8.2.1, 8.2.2 and 8.2.3 of the Main Stock Purchase Agreement. Buyer shall have received a closing certificate signed on behalf of ABB by an authorized officer as set forth in Section 8.2.1 and 8.2.2.

       5.2 CONDITIONS OF OBLIGATIONS OF ABB. The obligation of ABB to effect the transaction set forth herein are as set forth in Sections 8.1 (excluding
Section 8.1.4), 8.3, 8.3.1, and 8.3.2 of the Main Stock Purchase Agreement. ABB shall have received a closing certificate signed on behalf of Buyer by an authorized officer as set forth in Section 8.3.1 and 8.3.2.

                                      ARTICLE VI

                                 GENERAL PROVISIONS

       6.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties, and agreements in this Agreement or in any instrument delivered pursuant to this Agreement survive the Closing as provided herein.

       6.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed sufficiently given and served for all purposes when personally delivered or given by telex or machine-confirmed facsimile or three business days after a writing is deposited in the United States or Swedish mail, as applicable, first class postage or other charges prepaid and registered, return receipt requested, addressed as follows (or at such other address for a party as shall be specified by like notice):

              (a)    if to Buyer:

                     Flow Holdings GmbH (SAGL) Limited Liability Company
                     S. Balestra #17
                     6901
                     Lugano, Switzerland


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

                     WITH A COPY TO:

                     Preston Gates & Ellis LLP
                     5000 Columbia Center
                     701 Fifth Ave.
                     Seattle, WA  98104-7078
                     Attention: Robert S. Jaffe
                     Phone:  (206) 623-7580
                     Fax:  (206) 623-7022

              b)     if to ABB:

                     Asea Brown Boveri AB
                     Kopparbergsvagen 2, SE-721 83
                     Vasteras, Sweden
                     Attention:    General Counsel
                     Phone:  011 46 21 13 70 20
                     Fax:  011 46 21 18 12 06

                     WITH A COPY TO:

                     Ulf Jonsson
                     Advokatfirman Sodermark
                     Strandvagen 1
                     Box 14055, SE 104 40
                     Stockholm, Sweden
                     Phone: 011 46 8 670 57 50
                     Fax: 011 46 8 663 67 20

       6.3 INTERPRETATION. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party.

       6.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart.

       6.5 MISCELLANEOUS. This Agreement, the Closing Agreement of even date entered into by the parties and Flow International Corporation and the documents referred to herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.


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

       6.6 TRANSACTIONAL EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, each of Buyer and ABB shall pay its own fees and expenses incident to the negotiation, preparation, execution, delivery and performance hereof, including, without limitation, the fees and expenses of its counsel, accountants and other experts.

       6.7 GOVERNING LAW. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of Sweden.

       6.8 ARBITRATION. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be finally settled under the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce presently in force by three (3) arbitrators selected in accordance with said rules. The place of arbitration shall be Stockholm, Sweden and the law applicable to the arbitration procedure shall be determined by referring to the law of the place of arbitration. The English language shall be used throughout the arbitral proceedings.

       6.9 ADDITIONAL AGREEMENTS. In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest Buyer with full title to all properties, assets, rights, approvals, immunities, and franchises, the proper officers and directors of each party to this Agreement shall take all such necessary action.


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                      SIGNATURE PAGE - ASSET PURCHASE AGREEMENT

       IN WITNESS WHEREOF, Buyer and ABB have caused this Agreement to be executed by their respective and duly authorized officers, have duly executed this Agreement, all as of the date first written above.



 FLOW HOLDINGS GMBH (SAGL)            ASEA BROWN BOVERI AB
 LIMITED LIABILITY COMPANY


 By                                   By
    --------------------------           -------------------------
        John S. Leness,                        Anders Navinger,
       Authorized Representative               President


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